Exhibit 99.1

[LOGO]
PERSONNEL GROUP OF AMERICA, INC.

Contacts:	James C. Hunt	Ken R. Bramlett, Jr.
	Chief Financial Officer	Senior Vice President
	(704) 442-5105	(704) 442-5106

PERSONNEL GROUP OF AMERICA REPORTS FIRST QUARTER RESULTS

CHARLOTTE, N.C. (May 13, 2003) — Personnel Group of America, Inc. (OTCBB: PRGA.OB), a leading information technology and professional staffing services company, today announced its results for the first quarter ended March 30, 2003.

For the first quarter, total revenues were $120.7 million compared with $142.1 million in the first quarter last year. PGA’s IT Services practice contributed $60.6 million, or 50.2%, of total revenues during the quarter, and the Company’s Commercial Staffing business added $60.2 million, or 49.8%, of total revenues. Including certain restructuring and rationalization charges, PGA reported a net loss of $7.7 million, or ($0.29) per share, for the first quarter, compared with a net loss of $7.1 million, or ($0.27) per share, before the cumulative effect of change in accounting principle related to the adoption of SFAS 142 in the first quarter last year. During the first quarter of 2003, the Company recorded restructuring and rationalization charges of $1.6 million, or ($0.06) per share, related primarily to charges for professional services associated with the financial restructuring completed in April 2003.

Exclusive of restructuring and rationalization charges, the Company recorded an operating loss of $1.7 million, or $(0.06) per share, for the first quarter, versus operating income, also exclusive of restructuring and rationalization charges, of $1.8 million, or $0.07 per share, in the first quarter last year.

“Our first quarter results are not what we had hoped, but we are not overly disappointed, given the economic climate generally and the significant time and resources devoted to the April closing of our financial restructuring,” commented Larry L. Enterline, PGA Chief Executive Officer. “As we expected, both our IT Services and Commercial Staffing business lines weakened sequentially during the quarter, consistent with the normal seasonal patterns that we see early in each year and the continuing uncertainty in the economy. Commercial Staffing, however, also saw the conclusion of a significant special project with a large customer in the quarter and as a result the Commercial Staffing results were slightly worse than those macro factors alone could explain.

“Obviously, with our financial restructuring behind us, our debt issues resolved and our financial position greatly improved, PGA’s management resources will be refocused on operations, and we expect revenue growth and expense management to receive our full attention going forward. We are delighted that the financial restructuring process was a success and welcome the chance to address these operational challenges without the pressures imposed by the significant debt load that the Company had carried.”

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PGA Announces First Quarter Results

May 13, 2003

Information Technology Services
IT Services revenues in the first quarter decreased 7.4% to $60.6 million from $65.4 million in the fourth quarter of 2002, and 26.4% from the $82.3 million of revenues in the first quarter of 2002. IT gross margins were 22.1% in the first quarter, down from 24.4% in the fourth quarter of 2002 and down from 24.9% in the first quarter of 2002. Operating income margin, exclusive of the first quarter restructuring and rationalization charges, was 2.0%, down from 3.7% in the fourth quarter of 2002 and down from 5.0% in the first quarter of 2002.

The Company’s bill rate and pay rate spread fell during the first quarter due to continued bill rate pressures and higher unemployment taxes incurred. Average bill rates were $74.19 in the first quarter and average pay rates were $57.84, versus $74.92 and $56.79, respectively, in the fourth quarter of 2002. IT billable headcount also declined sequentially from the fourth quarter levels, with an average of approximately 1,880 IT professionals on assignment during the first quarter and 1,830 IT professionals on assignment at the end of the quarter.

Commercial Staffing
Revenues for PGA’s Commercial Staffing unit decreased 15.1% to $60.2 million in the first quarter from $70.9 million in the fourth quarter of 2002, but were up slightly over the $59.7 million generated in the first quarter of 2002. Gross profits in Commercial Staffing in the first quarter declined 22.2% from $15.0 million in the fourth quarter to $11.7 million. Commercial Staffing permanent placement revenue in the first quarter declined as a percentage of total division sales to 2.0% from 2.3% in the fourth quarter of 2002. Additionally, vendor-on-premise (“VOP”) business declined to 37.4% of division sales in the first quarter from 40.8% in the fourth quarter of 2002. As a result of the softer permanent placement business, business mix changes and the normal resetting of payroll taxes at the beginning of the year, gross margin percentage for the first quarter was 19.4%, down from 21.2% in the fourth quarter, and down from 22.2% in the first quarter last year. Operating income margin was 1.7%, down from 4.3% in the fourth quarter and down from 3.1% in the first quarter last year.

Conference Call Information
PGA will conduct a conference call today at 11:00 a.m. EST to discuss the quarterly and year-end financial results. The conference call-in number is 1-800-218-8862. The call will also be Web cast live and replayed for 30 days at www.pga-inc.com or www.companyboardroom.com. A taped replay of the call will be available through May 20, 2003, by dialing 1-800-405-2236, passcode 534921#.

About PGA
Personnel Group of America, Inc. is a nationwide provider of information technology consulting and custom software development services; high-end clerical, accounting and other specialty professional staffing services; and technology systems for human capital management. The Company’s IT Services operations now operate under the name “Venturi Technology Partners” and its Commercial Staffing operations operate as “Venturi Staffing Partners” and “Venturi Career Partners.”

Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect PGA’s future operating results or financial position. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements.

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PGA Announces First Quarter Results

May 13, 2003

These risks and uncertainties include, but are not limited to, the following:

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	continuing weakness or further reductions in corporate information technology spending levels;

•	the ability of the Company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the impact of competitive pressures, including any change in the demand for the Company’s services, or the Company’s ability to maintain or improve its operating margins;

•	an Internal Revenue Service audit of the Company’s income tax returns and the risk that assessments for additional taxes, penalties and interest could be levied against the Company;

•	the entry of new competitors into the marketplace or expansion by existing competitors;

•	the Company’s success in attracting, training and retaining qualified management personnel and other staff employees;

•	reductions in the supply of qualified candidates for temporary employment or the Company’s ability to attract qualified candidates;

•	the possibility of the Company incurring liability for the activities of its temporary employees or for events impacting its temporary employees on clients’ premises;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	the risk that further cost cutting or restructuring activities undertaken by the Company could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s liquidity or ability to comply with its loan covenants;

•	the risks of defaults under the Company’s credit agreements or the demand by any holder of the Company’s remaining outstanding 5.75% Notes for repayment following the occurrence of a repurchase event under the indenture applicable to the 5.75% Notes;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect management’s assessment of its ability to fully recover its goodwill;

•	whether governments will impose additional regulations or licensing requirements on staffing services businesses in particular or on employer/employee relationships in general; and

•	other matters discussed in this press release and the Company’s SEC filings.

Because long-term contracts are not a significant part of PGA’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The Company undertakes no obligation to update information contained in this release and is not responsible for any changes made to this release by wire or Internet services.

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PGA Announces First Quarter Results

May 13, 2003

Non-GAAP Financial Measures
This press release includes presentation of the following financial measure: operating income, exclusive of restructuring and rationalization charges. This item is not a financial measure under generally accepted accounting principles in the United States. The Company has included this non-GAAP financial measure because it believes that it permits a more meaningful comparison of the Company’s operating performance between the periods presented and because management uses it in evaluating the Company’s operating performance. Because this item is not a GAAP financial measure, companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented in this press release should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. Following is a table reconciling this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation. In addition, the exclusion of restructuring and rationalization charges in this non-GAAP financial measure does not imply that such charges are non-recurring, infrequent or unusual. Restructuring and rationalization charges were incurred in the first quarter of 2002 and other prior periods, and similar charges may recur in future periods.

	Quarters Ended

	March 30,	March 31,
	2003	2002

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE:
Operating income (loss) exclusive of restructuring and rationalization charges:
Operating income (loss)	$(3,308)	$1,496
Restructuring and rationalization charges	1,600	263

Operating income (loss) exclusive of restructuring and rationalization charges	$(1,708)	$1,759

Diluted average shares outstanding	26,881	26,704

Operating income (loss) exclusive of restructuring and rationalization charges per share	$(0.06)	$0.07

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PGA Announces First Quarter Results

May 13, 2003

PERSONNEL GROUP OF AMERICA, INC.
Financial Highlights
(in thousands, except per share data)

	Quarter Ended

	March 30,	March 31,	%
	2003	2002	Change

Revenues	$120,715	$142,053	-15.0%
Direct costs of services	95,640	108,292	-11.7%

Gross profit	25,075	33,761	-25.7%

Operating expenses:
Selling, general and administrative	25,371	30,161	-15.9%
Depreciation and amortization	1,412	1,841	-23.3%
Restructuring and rationalization charges	1,600	263	508.4%

Operating income (loss)	(3,308)	1,496	NA

Interest expense	4,392	4,288	2.4%

Loss before income taxes and cumulative effect of change in accounting principle	(7,700)	(2,792)	175.8%
Provision (benefit) for income taxes	—	4,342	NA

Loss before cumulative effect of change in accounting principle	(7,700)	(7,134)	7.9%
Cumulative effect of change in accounting principle, net of taxes	—	(242,497)	NA

Net loss	$(7,700)	$(249,631)	-96.9%

Basic and diluted earnings per common share (1):
Loss before cumulative effect of change in accounting principle	$(0.29)	$(0.27)	7.4%
Cumulative effect of change in accounting principle	—	(9.08)	NA

Net loss	$(0.29)	$(9.35)	-96.9%

Weighted average basic and diluted shares outstanding (1)	26,881	26,704	0.7%

(1)	The conversion of the Company’s 5.75% Convertible Subordinated Notes due July 2004 and the conversion of stock options into common shares were excluded from the computation of earnings per diluted share and weighted average diluted shares outstanding for the periods shown because their effect was antidilutive.

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PGA Announces First Quarter Results

May 13, 2003

PERSONNEL GROUP OF AMERICA, INC.
Financial Highlights
(in thousands, except per share data)

	Quarters Ended

	March 30,	March 31,	%
	2003	2002	Change

SELECTED SEGMENT INFORMATION:
Revenues:
IT Services	$60,559	$82,308	-26.4%
Commercial Staffing	60,156	59,745	0.7%

Total revenues	120,715	142,053	-15.0%

Gross profit:
IT Services	13,386	20,527	-34.8%
Commercial Staffing	11,689	13,234	-11.7%

Total gross profit	25,075	33,761	-25.7%

Operating income:
IT Services	1,232	4,076	-69.8%
Commercial Staffing	1,028	1,839	-44.1%

Total operating income	2,260	5,915	-61.8%

Unallocated corporate expenses	3,880	4,029	-3.7%
Amortization of intangible assets	88	127	-30.7%
Restructuring and rationalization charges	1,600	263	508.4%

Total operating income (loss)	$(3,308)	$1,496	NA

SELECTED CASH FLOW INFORMATION:
Net cash provided by (used in) operating activities	$67	$(3,499)	NA
Purchases of property and equipment	430	307	40.1%
Repayments under credit facility	—	8,000	NA

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PGA Announces First Quarter Results

May 13, 2003

SELECTED BALANCE SHEET INFORMATION:

	Periods Ended

	March 30, 2003
			Dec. 29,
	Pro Forma (1)	Historical	2002

Cash	$1,390	$21,338	$22,623
Accounts receivable, net	68,505	68,505	76,178
Goodwill, net	103,532	103,532	103,532
Total assets	215,962	236,573	247,406

Current liabilities	66,971	69,647	72,738
Secured bank credit facility	88,205	103,000	103,000
Convertible subordinated notes	5,339	115,000	115,000
Total shareholders’ equity (deficit)	46,912	(60,048)	(52,348)

(1)	Because of the significance of the financial restructuring transactions on the Company’s financial position, the Company has included certain pro forma financial information to highlight the impact of such transactions, which were completed on April 14, 2003. The pro forma condensed consolidated financial data as of March 30, 2003 has been derived from the application of pro forma adjustments to the Company’s historical consolidated financial statements. The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have actually been reported had the financial restructuring transactions occurred as of March 30, 2003, nor is it indicative of the Company’s future financial position.

The pro forma condensed consolidated balance sheet as of March 30, 2003 gives effect to the financial restructuring as if it had occurred on the date of the consolidated balance sheet and includes the following adjustments:

•	Adjustments to reflect cash paid to existing senior lenders, which included $13,685 of principal debt repayments and $1,110 of fees paid in connection with the completion of the Company’s amended and restated revolving credit facility, and cancellation of equity appreciation rights resulting in a reduction in accrued liabilities of $439;

•	Adjustments to reflect payments of $3,153, including $1,576 that had been accrued in the Company’s historical balance sheet at March 30, 2003, to participating holders of the 5.75% Notes and exchange of $109,661 of such notes for newly issued shares of the Company’s Common and Series B Preferred Stock. The equity issued in exchange for the 5.75% Notes is recorded at estimated fair value;

•	Adjustments to reflect the write-off of deferred debt issuance costs of $663 associated with the 5.75% Notes exchanged for equity; and

•	Adjustments to record payment of $2,000 of estimated professional fees incurred in connection with the comprehensive financial restructuring, including $1,100 that had been accrued in the Company’s historical balance sheet at March 30, 2003.

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